SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (herein “the Agreement” or “this Agreement”) is made this 7th day of March, 2022 by and among Great-West Capital Management, LLC, a Colorado limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), T. Rowe Price Investment Management, Inc., a Maryland corporation registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Sub-Adviser”), and Great-West Funds, Inc., a Maryland corporation (“Great-West Funds”), this Agreement embodying the arrangement whereby the Sub-Adviser will act as an investment adviser to the Great-West T. Rowe Price Mid Cap Growth Fund (the “Fund”), in conjunction with the Adviser, as follows:

ARTICLE I

Preamble

Great-West Funds entered into an Investment Advisory Agreement with the Adviser, dated May 1, 2017, as amended. This advisory agreement and all amendments thereto are hereinafter referred to as the “Advisory Agreement.” In the Advisory Agreement, the Adviser agreed to act as adviser to and manager of Great-West Funds. In that capacity, the Adviser agreed to manage the investment and reinvestment of the assets of any portfolio of Great-West Funds in existence or created in the future and to administer Great-West Funds’ affairs. The Adviser wishes to obtain assistance with respect to its aforesaid advisory and management role of the Fund only to the extent described herein, and Great-West Funds by this Agreement agrees to such arrangement.

ARTICLE II

Duties of the Sub-Adviser

The Adviser hereby employs the Sub-Adviser to act with the Adviser as investment advisers to and managers of the Fund, and, subject to the review of the Board of Directors of Great-West Funds (the “Board”), to manage the investment and reinvestment of the assets of the Fund and to administer its affairs, for the period and on the terms and conditions set forth in this Agreement.

The Sub-Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized by this Agreement or otherwise, have no authority to act for or represent Great-West Funds in any way or otherwise be deemed an agent of Great-West Funds.

A.

Investment Sub-Advisory Services. In carrying out its obligations to assist in managing the investment and reinvestment of the assets of the Fund, the Sub-Adviser shall, when appropriate and consistent with the limitations set forth in Section B hereof:

(1)	perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of the Fund;

(2)

consult with the Adviser and with the Board and furnish to the Adviser and the Board recommendations with respect to an overall investment plan for the Fund for approval, modification, or rejection by the Board;

(3)	seek out specific investment opportunities for the Fund, consistent with an overall investment plan approved by the Adviser and the Board;

(4)

take such steps as are necessary to implement any overall investment plan approved by the Board for the Fund, including making and carrying out decisions to acquire or dispose of permissible investments as set forth in Great-West Funds Registration Statement, management of investments and any other property of the Fund, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments, consulting as appropriate with the Adviser;

(5)

regularly report to the Adviser and the Board with respect to the implementation of any approved overall investment plan and any other activities in connection with management of the assets of the Fund;

(6)	communicate as appropriate to the Adviser the purchases and sales within the Fund;

(7)	arrange with the applicable broker or dealer at the time of the purchase or sale of investments or other assets of the Fund for the appropriate delivery of the investment or other asset;

(8)

report monthly in writing to the Adviser and report at least annually to the Board with respect to the implementation of the approved investment plan and any other activities in connection with management of the assets of the Fund;

(9)	maintain all required records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments or other assets of the Fund;

(10)

arrange with the Investment Operations Department of the Adviser an administrative process which permits the Adviser to appropriately reflect in its daily determination of unit values, the expenses that will be borne directly by the Fund and which are incurred as a result of providing investment management services to the Fund;

(11)	vote all shares held by the Fund.

In connection with the rendering of the services required to be provided by the Sub-Adviser under this Agreement, the Sub-Adviser may, to the extent it deems appropriate and subject to compliance with the requirements of applicable laws and regulations, and upon receipt of written approval of Great-West Funds, make use of its affiliated companies and their employees; provided that the Sub-Adviser shall supervise and remain fully responsible for all such services in accordance with and to the extent provided by this Agreement.

It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser in connection with the Fund.

The Adviser will continue to provide all of the services described in the Advisory Agreement other than the services described above which have been delegated to the Sub-Adviser in this Agreement.

If, in the judgment of the Sub-Adviser, the Fund would be benefitted by supplemental investment research from other persons or entities, outside the context of brokerage transactions referred to in Article IV hereof, the Sub-Adviser is authorized after consultation with the Adviser to obtain, and pay at its own expense, for such information.

B.

Limitations on Advisory Services. The Sub-Adviser shall perform the services under this Agreement subject to the review of the Adviser and the Board and in a manner consistent with the investment objectives, policies, and restrictions of Great-West Funds as stated in its Registration Statement, as amended from time to time, filed with the Securities and Exchange Commission (the “SEC”), its Articles of Incorporation and Bylaws, as amended from time to time, and the provisions of the Investment Company Act of 1940, as amended, or the rules and regulations thereunder (the “1940 Act”).

Great-West Funds has furnished or will furnish the Sub-Adviser with copies of Great-West Funds’ Registration Statement, Prospectus, Articles of Incorporation, and Bylaws, as currently in effect and agrees during the continuance of this Agreement to furnish the Sub-Adviser with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Sub-Adviser will be entitled to rely on all documents furnished by Great-West Funds.

ARTICLE III

Compensation of the Sub-Adviser

A.

Investment Advisory Fee. The Adviser, and not Great-West Funds, will pay on the last day of each month as monthly compensation to the Sub-Adviser for the services rendered by the Sub-Adviser with respect to the Fund, as described in Article II of this Agreement, based on an annual percentage of the assets of the Fund (the “NAV Fee”) as set forth below:

Annual Fee

.50% on all assets

Payment to the Sub-Adviser will be made monthly by the Adviser based on the average daily net assets of the Fund during each month, calculated as set forth in the then current Registration Statement of Great-West Funds. If this Agreement is terminated, the payment shall be prorated to the effective date of termination.

B.

Allocation of Expenses. The Sub-Adviser shall be responsible for all expenses incurred in performing the services set forth in Article II hereof. These expenses include only the costs incurred in providing sub-advisory services pursuant to this Agreement (such as compensating and furnishing office space for officers and employees of the Sub-Adviser connected with investment and economic research, trading, and investment management of the Fund).

As described in the Advisory Agreement, Great-West Funds and/or the Adviser pays all other expenses incurred in the operation of the Fund and all of its general administrative expenses.

ARTICLE IV

Fund Transactions and Brokerage

The Sub-Adviser agrees to determine the securities to be purchased or sold by the Fund, subject to the provisions of Article II regarding coordination with and supervision by the Adviser and the Board, and to place orders pursuant to its determinations, either directly with the issuer, with any broker dealer or underwriter that specializes in the securities for which the order is made, or with any other broker or dealer selected by the Sub-Adviser, subject to the following limitations.

The Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and will use its best efforts to obtain the most favorable net results and execution of the Fund’s orders, taking into account all appropriate factors, including price, dealer spread or commission, if any, size of the transaction, and difficulty of the transaction.

The Sub-Adviser is specifically authorized to allocate brokerage and principal business to firms that provide such services or facilities and to cause Great-West Funds to pay a member of a securities exchange or any other securities broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”)) provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s over-all responsibilities with respect to the accounts as to which it exercises investment discretion (as that term is defined in Section 3(a)(35) of the 1934 Act). The Sub-Adviser shall regularly report to the Adviser and the Board with respect to the brokerage commissions incurred by the Fund for the purchases and sales of its portfolio securities. The Adviser and the Board will review the amount of such brokerage commissions and consult with the Sub-Adviser in that regard.

Subject to the above requirements and compliance with the provisions of the 1940 Act, the 1934 Act, other applicable provisions of law, and the terms of any exemption(s) therefrom, nothing shall prohibit the Sub-Adviser from selecting brokers or dealers with which it or Great-West Funds are affiliated.

ARTICLE V

Activities of the Sub-Adviser

The services of the Sub-Adviser to Great-West Funds under this Agreement are not to be deemed exclusive and the Sub-Adviser will be free to render similar services to others so long as the Sub-Adviser fulfills its rights and obligations under this Agreement. It is understood that directors, officers, employees and shareholders of Great-West Funds are or may become interested in the Sub-Adviser, as directors, officers, employees or shareholders or otherwise, and that directors, officers, employees or shareholders of the Sub-Adviser are or may become similarly interested in Great-West Funds, and that the Sub-Adviser is or may become interested in Great-West Funds as shareholder or otherwise.

It is agreed that the Sub-Adviser may use any supplemental investment research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts. The Sub-Adviser or its affiliates may use such information in managing their own accounts. Conversely, such supplemental information obtained by the Sub-Adviser for the benefit of the Sub-Adviser or other entities advised by the Sub-Adviser will be considered by and may be useful to the Sub-Adviser in carrying out its obligations to Great-West Funds.

Securities held by the Fund may also be held by separate accounts or other mutual funds for which the Sub-Adviser or its affiliates act as an adviser or by the Sub-Adviser or its affiliates. Because of different investment objectives or other factors, a particular security may be bought by the Sub-Adviser or its affiliates or for one or more clients when one or more clients are selling the same security. If purchases or sales of securities for the Fund or other entities for which the Sub-Adviser or its affiliates act as investment adviser or for their advisory clients arise for consideration at or about the same time, Great-West Funds agrees that the Sub-advisor may make transactions in such securities, insofar as feasible, for the respective entities and clients in a manner deemed equitable to all. To the extent that transactions on behalf of more than one client of the Sub-Adviser during the same period may increase the demand for securities being purchased or the supply of securities being sold, Great-West Funds recognizes that there may be an adverse effect on price.

It is agreed that, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund, as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be so sold or purchased for other accounts or companies in order to obtain favorable execution and low brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and to such other accounts or companies.

ARTICLE VI

Effectiveness of the Agreement

The Agreement shall not become effective (and the Sub-Adviser shall not serve or act as investment adviser) unless and until it is approved by the Board, including a majority of directors who are not parties to this Agreement or interested persons of any such party to this Agreement; and this Agreement shall come into full force and effect on the date on which all of these conditions are met.

ARTICLE VII

Term of the Agreement; Amendment

This Agreement shall become effective on the date first written above and shall remain in force for a period of time of two years from such date, and from year to year thereafter but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Directors who are not interested persons of Great-West Funds, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the majority of the Board of Directors or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that this Agreement may be continued “annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. In connection with such approvals, the Sub-Adviser shall furnish the Board of Directors with such information as may be reasonably necessary for it to evaluate the Sub-Adviser’s performance hereunder. This Agreement:

A.	shall not be terminated by the Sub-Adviser without sixty days prior written notice;

B.

shall be subject to termination, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, on sixty days written notice to the Sub-Adviser;

C.

may be amended only by a written instrument signed by Great-West Funds, the Adviser and the Sub-Adviser; provided that no material amendment of this Agreement shall be effective without specific approval of such amendment by (i) the Board, including a majority of those directors who are not parties to this Agreement or interested persons of such a party, cast at a meeting called for the purpose of voting on such approval, and (ii) a majority of the outstanding shares of the Fund; and

D.	shall automatically terminate upon assignment by either party.

ARTICLE VIII

Recordkeeping

The Sub-Adviser agrees that all accounts and records which it maintains for the Fund shall be the property of Great-West Funds and that it will surrender promptly to the designated officers of Great-West Funds any or all such accounts and records upon request. The Sub-Adviser further agrees to preserve for the period prescribed by the rules and regulations of the SEC all such records as are required to be maintained pursuant to said rules. The Sub-Adviser also agrees that it will maintain all records and accounts regarding the investment activities of Great-West Funds in a confidential manner. All such accounts or records shall be made available, within five (5) business days of the request, to Great-West Funds’ accountants or auditors during regular business hours at the Sub-Adviser’s offices upon reasonable prior written notice; provided, however, that the Sub-Adviser shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with the rules and regulations of the SEC or other applicable provisions of state or federal law. In addition, the Sub-Adviser will provide any materials, reasonably related to the investment sub-advisory services provided hereunder, as may be reasonably requested in writing by the directors or officers of Great-West Funds or as may be required by any governmental agency or self-regulatory organization having jurisdiction.

ARTICLE IX

Indemnification and Limitation of Liability

A.

The Sub-Adviser shall exercise its best judgment, in accordance with commercially reasonable standards, in rendering the services under this Agreement. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Fund, or affiliated persons of the Adviser or the Fund (collectively, the “Adviser Indemnitees”) in connection with the matters to which this Agreement relates, except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement; provided, however, that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser Indemnitees for, and the Sub-Adviser shall hold harmless, indemnify and protect the Adviser Indemnitees from and against any and all claims, losses, liabilities and expenses (including without limitation reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (each, a “Loss” and, collectively, the “Losses”) incurred or suffered by the Adviser Indemnitees as a result of (1) the Sub-Adviser’s failure to meet its standard of care and thereby causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s current Registration Statement or the most current written policies or instruction provided in writing by the Board or the Adviser; (2) any breach of any representation or warranty, covenant or agreement made herein by Sub-Adviser, or (3) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, under this Agreement or otherwise, for a breach of this Agreement by the Sub-Adviser.

B.

The Adviser agrees and undertakes to hold harmless, indemnify and protect the Sub-Adviser from and against any and all Losses incurred or suffered by Sub-Adviser as a result of the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

C.

The Fund and the Adviser, jointly and severally, agree to hold harmless the Sub-Adviser, its directors and officers, and each person, if any, who controls the Sub-Adviser within the meaning of either Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) or Section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the Fund, or any amendment or supplement thereto, or in any preliminary prospectus, any other communication with investors or any other submissions to governmental bodies or self-regulatory agencies filed or distributed on or subsequent to the date first above-written (such documents being herein referred to as “Disclosure Documents”) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Fund or the Adviser by the Sub-Adviser which the Fund or the Adviser had informed the Sub-Adviser was to be used, or which the Sub-Adviser had acknowledged was to be used, in the particular Disclosure Document.

D.

The Sub-Adviser agrees to indemnify and hold harmless the Fund and the Adviser, their directors and officers, and each person, if any, who controls the Fund or the Adviser within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act to the same extent as the foregoing indemnity from the Fund and the Adviser to the Sub-Adviser in subsection (c), but only with respect to information pertaining to the Sub-Adviser or the Fund furnished in writing by the Sub-Adviser which the Fund or the Adviser had informed the Sub-Adviser was to be used in the Disclosure Documents.

E.

The party seeking indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice of any claims for indemnification (“Claims”) to the party against whom indemnity is sought (the “Indemnifying Party”), including any and all facts constituting the basis for such Claim.

F.

In the event of any Claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party (a “Third Party Assertion”), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. In the event of any such Claim resulting from or in connection with a Third Party Assertion, the Indemnifying Party shall assume the defense thereof, provided, however, that the Indemnifying Party shall first have agreed in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of Claims attributable to such Third Party Assertion in accordance with the terms hereof. If an Indemnifying Party assumes the defense of any such Third Party Assertion, the Indemnifying Party shall be entitled to select counsel, which counsel shall be reasonably acceptable to the Indemnified Party, be obligated to pay the reasonable costs (including reasonable attorney’s fees and expenses) incurred by the Indemnified Party in defending such Third Party Assertion between the date of the commencement of such Third Party Assertion and the date of the Indemnifying Party’s assumption of such defense, and take all steps necessary in the defense thereof; provided, further, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof.

G.

So long as the Indemnifying Party is in good faith defending such Third Party Assertion, the Indemnified Party shall not compromise or settle such Third Party Assertion without the prior written consent of the Indemnifying Party and will cooperate with the Indemnifying Party and provide any information reasonably requested by the Indemnifying Party. If the Indemnifying Party does not assume the defense of any such Third Party Assertion, the Indemnified Party shall take such steps as are necessary in the defense thereof in such manner as it may deem appropriate, including, but not limited to, settling such Third Party Assertion on such terms as the Indemnified Party may deem appropriate and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions hereof; provided, however, that if the Indemnifying Party does not consent in writing to any such settlement, and such written consent is not unreasonably withheld by the Indemnifying Party, the Indemnified Party shall not be entitled to indemnification hereunder from such Indemnifying Party with respect to the Third Party Assertion settled. Failure of any party hereto to give notice as required hereunder will not affect or diminish the indemnification obligations of the party entitled to receive such notice, except to the extent that (and only to such extent) the failure to receive notice materially prejudiced the rights of such party.

H.

In no event shall any party be liable to any other party for special, consequential, punitive, incidental, exemplary or similar damages or losses regardless of the grounds or nature of any claim asserted (including without limitation contract, statute, negligence, tort, strict liability or otherwise) and whether or not the party seeking the indemnification was advised of the possibility of the damage or loss asserted. Nothing in this Section 13 shall be construed in a manner inconsistent with Section 17(i) of the 1940 Act. The Sub-Adviser shall have no responsibility under this Agreement with respect to the management of assets of the Fund other than the Fund Account.

ARTICLE X

Representations, Warranties and Agreements of Great-West Funds

A.	The Sub-Adviser has been duly appointed by the Board to provide investment services to the Fund as contemplated hereby.

Great-West Funds will deliver to the Sub-Adviser a true and complete copy of the Fund’s then current Prospectus and Statement of Additional Information as effective from time to time and such other documents or instruments governing the investment of the Fund and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement.

B.	Great-West Funds is currently in material compliance and shall at all times continue to comply with the requirements imposed upon Great-West Funds by applicable law and regulations.

ARTICLE XI

Representations, Warranties and Agreements of the Adviser

The Adviser represents, warrants and agrees that:

A.	The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

B.	The Adviser is registered as an “investment adviser” under the Investment Advisers Act of 1940 (the “Advisers Act”).

C.	The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

D.

The Adviser represents and warrants to the Sub-Adviser that the Disclosure Documents will fully comply with the provisions of the 1933 Act, the 1934 Act, the 1940 Act, and other applicable laws, and the Disclosure Documents at all such times will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that this representation and warranty does not apply to statements or omissions in the Disclosure Documents made in reliance upon information furnished to Great-West Funds or the Adviser in writing by the Sub-Adviser which Great-West Funds or the Adviser had informed the Sub-Adviser was to be used in the particular Disclosure Document. Great-West Funds and the Adviser will notify the Sub-Adviser promptly of the happening of any event which in the judgment of Great-West Funds or the Adviser makes any statement made in the Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in the light of circumstances under which they were made, not misleading in any material respect, except that Great-West Funds and the Adviser need not make such notification with respect to information in the Disclosure Documents based upon information furnished in writing to Great-West Funds or the Adviser by the Sub-Adviser which Great-West Funds had informed the Sub-Adviser was to be used in the particular Disclosure Document.

ARTICLE XII

Representations, Warranties and Agreements of the Sub-Adviser

The Sub-Adviser represents, warrants and agrees that:

A.	The Sub-Adviser is registered as an “investment adviser” under the Advisers Act.

B.	The Sub-Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

C.

The Sub-Adviser will maintain, keep current and preserve on behalf of Great-West Funds, in the manner required or permitted by the 1940 Act. The Sub-Adviser agrees that such records are the property of Great-West Funds and will be surrendered to Great-West Funds promptly upon request provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser agrees to keep confidential all records of Great-West Funds and information relating to Great-West Funds, unless the release of such records or information is otherwise consented to in writing by Great-West Funds or the Adviser.

D.

The Sub-Adviser will complete such reports concerning purchases or sales of securities on behalf of the Fund as the Adviser or Great-West Funds may from time to time reasonably require to assure compliance with the 1940 Act, the Internal Revenue Code, applicable state securities laws and applicable statutes and regulations of foreign jurisdictions.

E.

The Sub-Adviser has adopted a written code of ethics complying in all material respects with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and has provided Great-West Funds with a copy of the code of ethics. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, an officer of the Sub-Adviser shall certify to Great-West Funds that the Sub-Adviser has complied in all material respects with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. The Sub-Adviser will provide a summary of material violations, if any, of Sub-Adviser’s code of ethics from time to time in such form as determined by the Sub-Adviser. The Sub-Adviser has adopted a compliance program in compliance with Rule 206(4)-7 of the Advisers Act. The Sub-Adviser will provide Great-West Funds or the Adviser with summaries of its compliance policies and procedures applicable to its compliance with Rule 206(4)-7 under the Advisers Act (“Compliance Program”) upon request and will provide a summary of material findings, if any, regarding the annual review of the Sub-Adviser’s Compliance Program.

F.

Great-West Funds and the Adviser acknowledge they have received, at least 48 hours prior to the execution of this Agreement, a copy of Part 2A of the Sub-Adviser’s Form ADV, as amended. The Sub-Adviser will furnish a copy of its Form ADV to the Adviser at least annually and after filing with the SEC any amendment thereto which reflects any material changes with respect to the Fund.

G.

The Sub-Adviser will immediately notify Great-West Funds and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Sub-Adviser will also immediately notify Great-West Funds and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, directly involving the affairs of the Fund.

H.

The Sub-Adviser represents and warrants to Great-West Funds and the Adviser that the information furnished in writing by it which Great-West Funds or the Adviser has informed it is to be used in a particular Disclosure Document, as defined above, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, as required by the provisions of the 1933 Act, the 1934 Act, the 1940 Act, each as amended, and other applicable laws. The Sub-Adviser will notify Great-West Funds and the Adviser promptly of the happening of any event which in the judgment of the Sub-Adviser makes any statement made in any Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in the light of circumstances under which they were made, not misleading in any material respect, except that the Sub-Adviser need only make such notification with respect to information in the Disclosure Documents based upon information furnished in writing to Great-West Funds or the Adviser by the Sub-Adviser which Great-West Funds or the Adviser had informed the Sub-Adviser was to be used in the particular Disclosure Document.

I.

The Sub-Adviser will cooperate with Great-West Funds and the Adviser in connection with the registration or qualification of units of the Fund for offer and sale under the securities or Blue Sky laws of such jurisdictions as they may request and will cooperate with the preparation of the Disclosure Documents. Great-West Funds or the Adviser will provide the Sub-Adviser with copies of applicable updates to the Great-West Funds’ Registration Statement or supplements thereto at least ten days prior to distribution to investors or submission to governmental bodies or self-regulatory organizations and will incorporate its reasonable comments relating to the description of, or services to be provided by, the Sub-Adviser or its affiliates, or relating to the description of the investment objectives and policies of the Fund.

J.	The Sub-Adviser is registered with the CFTC as a Commodity Trading Advisor (“CTA”) and it is exempt from the obligations of a registered CTA with respect to the Fund pursuant to CFTC Rule 4.14(a)(8).

ARTICLE XIII

Governing Law

This Agreement shall be construed in accordance with the laws of the State of Colorado and the applicable provisions of the 1940 Act, as amended, and the rules and regulations of the SEC thereunder, including such exemptions therefrom as the SEC may grant. Words and phrases used herein shall be interpreted in accordance with that Act and those rules and regulations. As used with respect to the Fund, the term “majority of the outstanding shares” means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares. To the extent that the applicable laws of the State of Colorado conflict with applicable provisions of the 1940 Act, as amended, or the rules and regulations thereunder, such Act, rules and regulations shall control.

ARTICLE XIV

Severability

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

ARTICLE XV

Counterparts

This Agreement may be executed in any number of counterparts, and by separate parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

ARTICLE XVI

Sales Literature

The Adviser will not use the Sub-Adviser’s name in Great-West Funds sales literature without prior review and approval by the Sub-Adviser, which will not be unreasonably withheld or delayed.

ARTICLE XVII

Notices

Any notice under this Agreement shall be given in writing and sent via electronic mail or addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement at their principal place of business.

ARTICLE XVIII

Confidential Information

Sub-Adviser and Adviser agree that each of them will treat as confidential all facts, circumstances, information, data, plans, projects and technical or commercial knowledge gained in relation to the other party, or received from the other party, in particular, information related to the defined contribution business including, but not limited to, customers, employees, suppliers, servicing methods, programs, strategies and related information (“Confidential Information”). Information in the public domain, through no wrongful action on the part of either party, shall not be considered Confidential Information. Sub-Adviser and Adviser undertake to each other that they will not disclose Confidential Information to any third parties or to Sub-Adviser’s or Adviser’s affiliates and neither company will use such Confidential Information obtained from the other company to directly compete with the company except a company may disclose the Confidential Information in the following limited circumstances: (i) to their legal advisers, (ii) with the prior written consent of the other party, (iii) as required by law, or (iv) as necessary to gain or retain regulatory approvals. Prior to any disclosure under the foregoing subsections (iii) or (iv), the party intending such disclosure shall first notify the other party to allows such other party a reasonable opportunity to seek an appropriate protective order. The parties further agree that Confidential Information shall not be commercially exploited by or on behalf of either party.

For purposes of this Section, defined contribution plan shall mean 401(a), 401(k), 457 and 403(b) plans.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officials duly authorized, as of the day and year first above written.

GREAT-WEST CAPITAL MANAGEMENT, LLC

By:	/s/ Jonathan D. Kreider
Name: Jonathan D. Kreider
Title: President & Chief Executive Officer

GREAT-WEST FUNDS, INC.

By:	/s/ Kelly B. New
Name: Kelly B. New
Title: Treasurer

T. ROWE PRICE INVESTMENT MANAGEMENT, INC.

By:
/s/ Terence Baptiste
Name: Terence Baptiste
Title: Vice President

FIRST AMENDMENT TO

SUB-ADVISORY AGREEMENT

This First Amendment (the “Amendment”), effective March 7, 2022, is entered into by and among Great-West Capital Management, LLC (the “Adviser”), a Colorado limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “1940 Act”), T. Rowe Price Investment Management, Inc., a Maryland corporation registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Sub-Adviser”), and Great-West Funds, Inc., a Maryland corporation (the “Fund”), on behalf of the Great-West T. Rowe Price Mid Cap Growth Fund.

WHEREAS, the Adviser, Sub-Adviser, and the Fund are parties to the Sub-Advisory Agreement dated March 7, 2022 (the “Agreement”);

WHEREAS, Article III of the Agreement reflects the Investment Advisory Fee at .50% on all assets;

WHEREAS, the Sub-Adviser recently changed the applicable fee schedule; and

WHEREAS, the Adviser, Sub-Adviser and the Fund desire to amend the Agreement to reflect the fee schedule change, on terms and conditions set forth herein.

NOW THEREFORE, in consideration of mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Article III, Compensation of Sub-Adviser, paragraph A, Investment Advisory Fee is hereby amended by replacing the “Annual Fee rate at .50% on All Assets” reference with the following schedule:

Fee Type	US$	US Mid-Cap Growth Equity
	Minimum Account Size	$50 Million
Incremental	First $50 million	50.00
Reset	When assets reach $1 billion	42.50	on all assets

All other terms under paragraph A remain the same.

2.	Except as amended hereby, the Agreement remains in full force and effect.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officials duly authorized, as of the date above.

GREAT-WEST CAPITAL MANAGEMENT, LLC

By:	/s/ Jonathan D. Kreider
Name: Jonathan D. Kreider
Title: President & Chief Executive Officer

GREAT-WEST FUNDS, INC., on behalf of the Great-West T. Rowe Price Mid Cap Growth Fund

By:	/s/ Kelly New
Name: Kelly New
Title: Treasurer

T. ROWE PRICE INVESTMENT MANAGEMENT, INC.

By:	/s/ Terence Baptiste
Name: Terence Baptiste
Title: Vice President